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                                                                    EXHIBIT 99.3

                                                               December 20, 2002

Board of Directors,
Household International, Inc.
2700 Sanders Road
Prospect Heights, IL 60070
Re: Initially Filed Registration Statement on Form F-4 of HSBC Holdings plc relating to the HSBC Ordinary Shares being registered in connection with the transaction referred to below

Ladies and Gentlemen:

     Reference is made to our opinion letter, dated November 14, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1 per share (the "Shares"), of Household International, Inc. (the "Company") of the exchange ratio of 2.675 ordinary shares, nominal value US$0.50 each, of HSBC Holdings plc ("HSBC") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of November 14, 2002, by and among HSBC, the Company and H2 Acquisition Corporation.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to our opinion under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Household's Reasons for the Merger," "The
Merger -- Opinion of Household's Financial Advisor Relating to Common Stock," and "Annex B -- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                          (Goldman, Sachs & Co.)